UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GOLDEN PATH ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Park Avenue
New York,
New York 10017
(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units, each consisting of one ordinary share par value $0.0001, one redeemable warrant to acquire one-half ordinary share and one right entitling the holder to receive 1/10 of an ordinary share	The Nasdaq Stock Market LLC
Ordinary Shares, $0.0001 per value	The Nasdaq Stock Market LLC
Redeemable Warrants, each warrant exercisable for one-half of an ordinary share at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC
Rights to receive one-tenth (1/10) of one ordinary share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-255297.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant's Securities to be Registered.

The securities to be registered hereby are the units, ordinary shares, warrants and rights of Golden Path Acquisition Corporation, a Cayman Island company (the “Company”). The description of the units, ordinary shares, redeemable warrants and rights contained under the heading “Description of Securities” in the registration statement initially filed with the Securities and Exchange Commission on April 16, 2021, as amended from time to time (File No. 333-255297) (the “Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Solely the Units will be traded until the 52nd day following the date of the Company’s final prospectus. Thereafter, the units may be separately traded subject to the filing of a Form 8-K and the issuance of a press release by the Company. The trading symbols for the securities, as listed on the Nasdaq Stock Market LLC, Capital Market, are as follows:

Units	GPCOU
Ordinary Shares	GPCO
Rights	GPCOR
Warrants	GCPOW

Item 2.	Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 21, 2021	GOLDEN PATH ACQUISITION CORPORATION

	By:	/s/ Shaosen Cheng
	Name:	Shaosen Cheng
	Title:	Chief Executive and Principal Executive Officer